Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We consent to the use of our reports as follows, which are all incorporated herein by reference:

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Report dated March 1, 2009, except for notes 2, 3, 6, 10, 12, 13, 20 and 21, which are as of August 31, 2009, with respect to the consolidated balance sheets of Lexington Realty Trust and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, included in the Company’s Current Report on Form 8-K dated September 1, 2009. Our report refers to the Company’s adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51, and FASB Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The consolidated financial statements of Lex-Win Concord LLC (Concord), a 50 percent-owned investee company, were audited by other auditors whose report has been furnished to us, and our opinion on the Company’s consolidated financial statements, insofar as it relates to the amounts included for Concord, is based solely on the report of the other auditors.

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Report dated March 1, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 10-K dated March 2, 2009.

In addition, we consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

(signed) KPMG LLP

New York, New York
September 1, 2009